EXHIBIT 10.9

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is dated as of this 11th day of June 2004 by and between UTSTARCOM, INC., a Delaware corporation (the “Company”), and Philip Christopher, an individual residing at 108 Fairway View Drive, Commack, New York (the “Executive”).

WITNESSETH:

WHEREAS, the Executive is currently employed by Audivox Communications Corp., a Delaware corporation (“ACC”), and is a party to an employment agreement dated May 29, 2002, as the same may have been amended from time to time, with ACC (the “Existing Employment Agreement”); and

WHEREAS, in connection with the transactions contemplated by the Asset Purchase Agreement (the “Purchase Agreement”), dated on or about the date of this Agreement, by and among ACC, Quintex Mobile Communications Corporation, a Delaware corporation (“Quintex”).  Audiovox Communications Canada Co., a Nova Scotia company (“ACCC”; and, together with ACC and Quintex, collectively, the “Seller”), the Company and Audiovox Corporation, a Delaware corporation (“Audiovox”), the Company will acquire certain assets of Seller; and

WHEREAS, the Company desires to obtain the benefits of the Executive’s knowledge and experience as a full-time employee and to employ the Executive in the manner hereinafter specified and to make provision for payment of reasonable compensation to the Executive for such services, and the Executive is willing to continue to be employed by the Company to perform the duties incident to such employment upon the terms and conditions hereinafter set forth; and

WHEREAS, ACC and the Executive have agreed that the Existing Employment Agreement shall terminate, and the Company and the Executive desire to enter into this Agreement, both of the foregoing which shall be effective as of the Effective Date (as hereinafter defined), and the Agreement shall set forth the terms and conditions of the employment relationship of the Executive with the Company during the Term (as hereinafter defined).

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, terms and conditions set forth herein, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.             EFFECTIVENESS OF EMPLOYMENT AGREEMENT

This Agreement shall constitute a binding obligation of the Executive and the Company upon the execution of this Agreement; provided, however, that any other provision in this Agreement to the contrary notwithstanding, the terms hereof shall not become effective until the consummation of the transactions contemplated by the Purchase Agreement (the “Effective Date”).  In the event that the Purchase Agreement is terminated prior to the Closing (as defined in the Purchase Agreement) or the transactions contemplated in the Purchase Agreement are not consummated, this Agreement shall be null and void ab initio and shall terminate without further notice.

2.             EMPLOYMENT AND DUTIES

(a)           General.  Effective as of the Effective Date, the Company shall hereby employ the Executive as President, Audiovox Handset Division of the Company (territory in North and South America) (the “Handset Division”), and the Executive hereby agrees upon the terms and conditions herein set forth to be employed by the Company in such capacity.  The Executive, in his capacity as President, Audiovox Handset Division of the Company, shall diligently perform such duties and have such responsibilities as the Chief Executive Officer of the Company (the “CEO”) may establish from time to time (which, for purposes of clarity shall not include responsibility for the design and manufacture of handsets), and the Executive shall report directly to the CEO.

(b)           Services.  During the Term, the Executive shall well and faithfully serve the Company, and shall devote all of his business time and attention to the performance of the duties of such employment and the advancement of the best interests of the Company and shall not, directly or indirectly, render services to any other person or organization for which the Executive receives compensation without the prior written approval of the Company; provided however, that no such approval shall be required in connection with services the Executive performs as a director on any board of directors of which he is a member as of the Effective Date and that such services do not contravene the provisions of Section 6 hereof.  The Executive hereby agrees to refrain from engaging in any activity that does, shall or could reasonably be deemed to conflict with the best interests of the Company.

(c)           Location of Employment.  The Executive’s place of employment shall be at the office of the Handset Division located in Hauppauge, New York, but the Executive shall travel to the extent and to the places necessary for the performance of the Executive’s duties to the Company.

3.             TERM OF EMPLOYMENT

The term of the Executive’s employment under this Agreement shall commence as of the Effective Date and continue until the third anniversary thereof (the “Term”).  Commencing twelve months prior to the expiration of the Term, the Company and the Executive shall undertake good faith negotiations to extend the Term.

4.             COMPENSATION AND OTHER BENEFITS

Subject to the provisions of this Agreement, including, without limitation, the termination provisions contained in Section 5, the Company shall pay and provide the following compensation and other benefits to the Executive during the Term as compensation for all services rendered hereunder:

(a)           Salary.  The Company shall pay the Executive a base salary at the rate of $500,000 per annum (the “Salary”), payable in accordance with the standard payroll practices of the Company as are in effect from time to time, less all such deductions or withholdings required by applicable law.  A performance-based merit increase review of the rate of Salary shall be conducted immediately prior to the expiration of the Term to the extent the parties hereto have agreed to extend the Term pursuant to Section 3 hereof.

(b)           Annual Bonus.  During the Term, the Executive shall be eligible to earn an annual gross cash bonus (the “Annual Bonus”) equal to 2% of annual earnings before taxes of the Handset Division, less all such deductions or withholdings required by applicable law.  The Annual Bonus shall be determined in accordance with generally accepted accounting principles, including, without limitation, by taking into effect any reductions in such earnings related to standard cost allocations, including, without limitation, costs related to G&A and IT.

(c)           Stock Options.  The Executive shall be granted under the Company’s 1997 Stock Plan (the “Stock Plan”) an option to purchase 200,000 shares of the common stock of the Company (the “Option”) having a per share exercise price equal to the fair market value of the per share price on the date of grant.  The Option shall be granted as an “incentive stock option” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), to the maximum extent permitted thereunder.  The Option shall vest and become exercisable over three years at a rate of one-third of the shares subject to the Option vesting on the first anniversary of the Effective Date and the remaining shares vesting ratably on a monthly basis over the remaining two years of the vesting period.  Except as provided in this Section 4(c) and Section 5, the Option shall be subject to the terms and conditions set forth in the Stock Plan and the option agreement entered into thereunder evidencing the grant of the Option.

(d)           Expenses.  During the Term, the Company shall pay or reimburse the Executive for all reasonable out-of-pocket expenses incurred by the Executive in connection with his employment hereunder upon submission of appropriate documentation or receipts in accordance with the policies and procedures of the Company as are in effect from time to time.  No expense payment or reimbursement under this Section 4(d) shall be “grossed up” or increased to take into account any tax liability incurred by the Executive as a result of such payment or reimbursement.

(e)           Employee Benefits.  During the Term, the Executive shall be eligible to participate in the retirement, medical, disability and other welfare plans (the “Employee Benefit Plans”) applicable to senior officers of the Company generally in accordance with the terms of such plans as in effect from time to time.  The Executive shall be credited with service the Executive completed with ACC for purposes of determining the level at which the Executive shall be entitled to participate and receive benefits under the Company’s 401(k) Plan and welfare benefit plans of the Company; provided however, that any crediting of service contemplated in this Section 4(e) shall not serve to duplicate the level of benefits payable under the Employee Benefit Plans.  The foregoing shall not be construed to limit the ability of the Company or any of its affiliates to amend, modify or terminate any such benefit plans, policies or programs at any time and from time to time.

(f)            Life Insurance.  During the Term, the Company shall maintain and pay for premiums on a term life insurance policy for the benefit of the Executive, providing a death benefit equal to $5 million (the “Life Insurance Policy”).

(g)           Paid Time Off.  The Executive shall be entitled to, on annual basis, paid time off for a period that is the greater of (i) the period determined under the Company’s paid time off program applicable to senior officers of the Company generally as is in effect from time to time and taking into effect the period of service with ACC completed by the Executive as of the Effective Date and (ii) twenty business days.

(h)           Indemnification.  To the fullest extent permitted by law, but subject to the provisions of the Certificate of Incorporation of the Company, the By-laws of the Company and any indemnification agreement entered into by the Company and the Executive, the Company shall indemnify the Executive with respect to any actions commenced against the Executive in his capacity as an officer or director of the Company, whether by or on behalf of the Company, its shareholders or third parties, and the Company shall advance to the Executive an amount equal to the reasonable fees and expenses incurred in defending such actions, after receipt of (i) an itemized request for such advance, and (ii) an undertaking from the Executive to repay the amount of such advance, with interest at a reasonable rate from the date of the request as determined by the Company, if it shall ultimately be determined that he is not entitled to be indemnified against such expenses, and subject to such other terms and conditions of the  indemnification policies of the Company as are in effect from time.

5.             TERMINATION OF EMPLOYMENT

Subject to the notice and other provisions of this Section 5, the Company shall have the right to terminate the Executive’s employment hereunder, and the Executive shall have the right to resign, at any time for any reason or for no stated reason.

(a)           Termination for Cause or Resignation without Good Reason.  (i) If, prior to the expiration of the Term, the Executive’s employment is terminated by the Company for “Cause” (as hereinafter defined) or the Executive resigns from his employment hereunder for any reason other than for “Good Reason” (as hereinafter defined), the Executive shall be entitled to payment of (A) his Salary accrued up to and including the date of termination or resignation, and (B) any unreimbursed expenses.  Except to the extent required by the terms of the benefits provided under Section 4(e) or applicable law, the Executive shall have no right under this Agreement or otherwise to receive any other compensation or to participate in any other plan, program or arrangement after such termination or resignation of employment with respect to the year of such termination or resignation and later years.

(ii)           Termination for “Cause” shall mean a termination of the Executive’s employment with the Company because of the Executive’s (A) willful and continued failure to substantially perform his duties with the Company (other than failure resulting from the Executive’s incapacity due to a Disability (as hereinafter defined)), (B) engagement in illegal, dishonest or fraudulent conduct or gross misconduct against the Company or its affiliates, or breach of fiduciary obligations thereto, (C) the commission of an act involving moral turpitude or any other misconduct that brings the Company or its affiliates into public disrepute or disgrace or causes material harm to customer relations, operations or business prospects or financial conditions of the Company or its affiliates, (D) plea of guilty or nolo contendere, or conviction, of a felony offense, (E) material breach of this Agreement, (F) violation in any material respect of any policy of the Company that causes or may cause serious harm to the Company or its affiliates, or (G) material violation of any laws, regulations or regulatory policies applicable to the Executive.  For purposes of this Section 5, no act or failure to act by the Executive shall be considered “willful” if such act or failure to act by the Executive is a result of the Executive’s good faith belief that the act or failure to act is or was in the best interest of the Company.

(iii)          Termination of the Executive’s employment for Cause shall be communicated by delivery to the Executive of a written notice from the Company stating that the Executive will be terminated for Cause, specifying the particulars thereof and the effective date of such termination.  In the case of Section 4(a)(ii)(A) and 4(a)(ii)(E), the Executive shall have ten (10) business days from the date of receipt of such notice to effect a cure of the actions constituting Cause, or to effect a cure of the adverse effect such actions, but only in circumstances where such cure or correction is feasible.  Upon cure or correction thereof by the Executive to the reasonable satisfaction of the Company, such material breach shall no longer constitute Cause for purposes of this Agreement.  The date of a resignation without Good Reason by the Executive shall be the date specified in a written notice of resignation from the Executive to the Company provided that the Executive shall provide at least 90 days’ advance written notice of his resignation.

(b)           Involuntary Termination.

(i)    If, prior to the expiration of the Term, the Company terminates the Executive’s employment for any reason other than Disability or Cause or the Executive resigns from his employment hereunder for Good Reason (such termination or resignation being hereinafter referred to as an “Involuntary Termination”), the Executive shall be entitled to (A) payment of his Salary accrued up to and including the date of the Involuntary Termination, (B) payment of any unreimbursed expenses and (C) severance (the “Severance”), subject to the Executive’s execution and delivery to the Company of a release in substantially the form attached hereto as Exhibit A.  consisting of:

(1)           continuation of his Salary, at the rate in effect on the date of the  Involuntary Termination, commencing on the date next following the date of the Involuntary Termination and continuing through the expiration of the Term (the “Severance Period”);

(2)           in the event that the Executive elects to receive coverage for medical benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA Coverage”), payment by the Company of the cost of the COBRA Coverage for the Executive and the dependants with respect to which the Executive was receiving benefits under the medical plans of the Company as of the date of the Involuntary Termination, through the last day of the Severance Period, or until the Executive becomes eligible to participate in a subsequent employer’s medical plan, whichever occurs first;

(3)           payment of the Annual Bonus, for the year of termination, payable in a lump sum payment within 30 days of the date that the Annual Bonus is normally paid; and

(4)           continued vesting and exercisability of the Option through the expiration of the Term at such times as the Option would normally vest in accordance with the vesting schedule applicable to the Option had the Executive continued employment with the Company through the expiration of the Term.

Anything herein to the contrary notwithstanding, the Company shall have no obligation to continue to maintain during the Severance Period any plan, program or level of benefits solely as a result of the provisions of this Agreement.

(ii)   Resignation for “Good Reason” shall mean the Executive’s resignation from his employment hereunder following: (A) the assignment to the Executive of duties materially inconsistent with this Agreement or an adverse and material change in his title or authority; (B) a material breach of this Agreement by the Company or failure by the Company to comply in any material respect with its obligations under this Agreement; or (C) the requirement that the Executive relocate to a location outside a thirty-five (35)-mile radius from Hauppage, New York; provided, however, that required travel on business in accordance with Section 2(c) hereof shall not constitute Good Reason.

(iii)  The date of a termination by the Company of the Executive’s employment without Cause shall be the date specified in a written notice of termination to the Executive.  Resignation by the Executive of his employment hereunder for Good Reason shall be communicated by delivery to the Company of a written notice from the Executive stating that the Executive shall resign for Good Reason, stating the particulars thereof, and the effective date of the resignation.  The Company shall have ten (10) business days from the receipt of such notice to effect a cure of the actions constituting Good Reason or to effect a cure of the adverse effect of such actions.  Upon a cure or correction thereof by the Company to the reasonable satisfaction of the Executive, such actions shall no longer constitute Good Reason for purposes of this Agreement.

(c)           Termination Due to Disability.  In the event of the Executive’s Disability, the Company shall be entitled to terminate his employment.  In the case that the Company terminates the Executive’s employment due to Disability, the Executive shall be entitled to (i) payment of his Salary up to and including the date of termination, (ii) payment of any unpaid expense reimbursements, and (iii) disability benefits under the Employee Benefit Plans.  As used in this Section 5(c), the term “Disability” shall mean that the Company determines that due to physical or mental illness or incapacity, whether total or partial, the Executive is substantially unable to perform his duties hereunder for a period of 90 consecutive days or shorter periods aggregating 90 days during any period of 180 consecutive days.

(d)           Death.  In the event of the Executive’s death while he is employed during the Term, the Executive’s estate or named beneficiary shall be entitled to (i) payment of his Salary up to and including the date of termination, (ii) payment of any unpaid expense reimbursements and (iii) payment of life insurance benefits under the Life Insurance Policy.

6.             COVENANTS OF THE EXECUTIVE

(a)           Confidential Information.  As an employee of the Company, the Executive acknowledges that he has had and will have access to confidential or proprietary information or both relating to the business of, or belonging to, the Company or any of its affiliates or third parties and the assets acquired by the Company in connection with the Purchase Agreement including, but not limited to, proprietary or confidential information, technical data, trade secrets, or know-how in respect of research, product plans, products, services, customer lists, customers, markets, computer software (including object code and source code), data and databases, outcomes research, documentation, instructional material, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware, configuration information, models, manufacturing processes, sales information, cost information, business plans, business opportunities, marketing, finances or other business information disclosed to the Executive in any manner including by drawings or observations of parts or equipment, etc., all of which have substantial value to the Company (collectively, “Confidential Information”).

(i)    The Executive agrees that both during the Term and after the termination of the Executive’s employment for any reason, the Executive shall not: (A) use any Confidential Information except in the course of his employment by the Company; or (B) disclose any Confidential Information to any other person or entity, except to personnel of the Company utilizing it in the course of their employment by the Company or to persons identified to the  Executive in writing by the Company, without the prior written consent of the Company.

(ii)   Both during the Term and after the termination of the Executive’s employment for any reason, the Company shall respect and adhere to any non-disclosure, confidentiality or similar agreements to which the Company or any of its affiliates are, or during the period of the Executive’s employment by the Company, becomes, a party or subject.  Upon the request of the Executive, the Company shall disclose to the Executive any such agreements to which it is a party or is subject.

(iii)  The Executive hereby confirms that all Confidential Information and “Company Materials” (as hereinafter defined) are and shall remain the exclusive property of the Company.  Immediately upon the termination of the Executive’s employment for any reason, or during the Term upon the request of the Company, the Executive shall return all Company Materials, or any reproduction of such materials, apparatus, equipment and other physical property.  For purposes of this Agreement, “Company Materials” are documents or other media or tangible item that contain or embody Confidential Information or any other information concerning the business, operations or plans of the Company or the assets acquired by the Company in connection with the Purchase Agreement, whether such documents have been prepared by the Executive or others.

(b)           Disclosure of Previously Acquired Information to Company.  The Executive hereby agrees not to disclose to the Company, and not to induce the Company to utilize, any proprietary information or trade secrets of any other party that are in his possession, unless and to the extent that he has authority to do so.

(c)           Noncompetition.  The Executive agrees with the Company that while employed by the Company and for a period ending on the later of the third anniversary of the Closing and the first anniversary following the termination of the Executive’s employment with the

Company for any reason at any time (the “Restricted Period”), the Executive shall not directly or indirectly, individually or as an owner, partner, shareholder, joint venturer, corporate officer, director, employee, consultant, principal, agent, trustee or licensor, or in any other similar capacity whatsoever of or for any person, firm, partnership, company or corporation (other than the Company or one of its subsidiaries), in all of the states and territories of the United States, and all other countries in which the Company’s services or products are available during the Term (the ‘‘Restricted Territory”), (i) own, manage, operate, sell, control or participate in the ownership, management, operation, sales or control of (A) any business that competes with the business of the Company or any of the Company’s subsidiaries, affiliates, successors or assigns (collectively referred to herein as the “Companies”), as currently being conducted or as then being conducted (whether through stand-alone products or broader products that include equivalent functionality), or (B) any business engaged in the research, development, design, marketing, sales, manufacture or licensing of products that are substantially similar to any products of the Companies (whether through stand-alone products or broader products that include equivalent functionality); (ii) accept employment with any Client (as hereinafter defined) with the intent or purpose of depriving any of the Companies of business performed by any of such Companies by transferring such business to a department, division or affiliate of the Client or to a third party; or (iii) request or advise any Client, supplier or other business contact of any of the Companies to withdraw, curtail, cancel or not increase their business with any of the Companies.  The Executive hereby agrees to notify the Company of each employment or consulting position he accepts during the Restricted Period (including the name and address of the hiring party) and shall, upon request by the Company, describe in reasonable detail the nature of his duties in each such position.  Notwithstanding the foregoing, the Executive is permitted to continue his investment in Audiovox and to own as a passive investor up to a one (1%) interest in any publicly traded entity.  The term “Client” means any individual, partnership, firm, corporation, or other business organization for whom any of the Companies provides services or advice, has provided services or advice, has offered in writing to provide services or advice, or with whom any of the Companies has had discussions followed or accompanied by written materials or other correspondence regarding the provisions of services or advice, during the thirty-six (36) month period prior to the termination of the Executive’s employment with the Company.

(d)           Non-Solicitation.  As a separate and independent covenant, the Executive agrees with the Company that during the Restricted Period, the Executive shall not (i) directly or indirectly, personally or through other entities or recruiters, (A) induce, solicit or attempt to persuade any person, who on the Effective Date is, or subsequent thereto becomes, an employee, representative or consultant of any of the Companies, to terminate or significantly reduce his or her employment or other contractual relationship with any of the Companies, or in any way interfere with the relationship between any of the Companies and any employee thereof (B) hire or attempt to hire, whether as an employee, consultant or otherwise, any person, who on the Effective Date is, or subsequent thereto becomes, an employee, representative or consultant of any of the Companies, or (ii), other than with respect to the Executive’s services provided to any of the Companies, the Executive shall not, directly or indirectly, whether for the Executive’s own account or for the account of any other individual, partnership, firm, corporation or other business organization, contact or solicit, or direct any person, firm, corporation, association or other business organization, to contact or solicit, any Clients for the purpose of providing or attempting to provide any services or advice that are the same as or similar to the services or advice provided by any of the Companies.

(e)           Non-Disparagement.  The Executive agrees that at any time during his employment with the Company and at any time thereafter, the Executive shall not make, or cause or assist any other person to make, any statement or other communication which impugns or attacks, or is otherwise critical of, the reputation, business or character of the Company, any subsidiary or any of their respective officers, directors, employees, products or services.

(f)            Enforcement.  The Executive hereby acknowledges that he has carefully reviewed the provisions of this Agreement and agrees that the provisions are fair and equitable.  However, in light of the possibility of differing interpretations of law and change in circumstances, the parties hereto agree that if any one or more of the provisions of this Agreement is determined by a court of competent jurisdiction to be invalid, void or unenforceable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable or enforceable under such circumstances shall be substituted for the stated period, scope or area.  Because the Executive’s services are unique and because the Executive has had access to Confidential Information and Work Product, the parties hereto agree that money damages would not be an adequate remedy for any breach of this Agreement.  Therefore, in the event a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance, injunctive, other relief of the foregoing in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

7.             REDUCTION OF PAYMENTS.

In the event that the severance and other benefits provided to the Executive under this Agreement or any other agreement or arrangement constitute “parachute payments” within the meaning of Section 280G of the Code and, but for this Section 7, such severance and benefits would be subject to the excise tax imposed by Section 4999 of the Code, then the aggregate severance and benefits payable to the Executive under this Agreement shall be reduced such that the present value thereof, together with all other severance and other benefits under other agreements or arrangements (as determined under the Code and the applicable regulations) is equal to 2.99 times the Executive’s “base amount,” as defined in Section 280G(b)(3) of the Code.  For purposes of applying the provisions of this Section 7, the Company shall be entitled to rely on the advice of legal counsel or a nationally recognized accounting firm as to whether any payments or benefits payable to the Executive constitute “Parachute Payments” under 280G of the Code.

8.             ARBITRATION.

(a)           Any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be settled by binding arbitration to be held in New York County, New York, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the “Rules”).  The arbitrator may grant injunctions or other relief in such dispute, or controversy.  The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration.  Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.

(b)           The arbitrator(s) shall apply New York law to the merits of any dispute or claim, without reference to conflicts of law rules.  The arbitration proceedings shall be governed by federal arbitration law and by the Rules, without reference to state arbitration law.  The Executive hereby consents to the personal jurisdiction of the state and federal courts located in New York for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

(c)           THE EXECUTIVE HEREBY ACKNOWLEDGES THAT HE HAS READ AND UNDERSTANDS THIS SECTION 8, WHICH DISCUSSES ARBITRATION.  THE EXECUTIVE HEREBY ACKNOWLEDGES THAT HE UNDERSTANDS THAT SUBMITTING ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, CONSTITUTES A WAIVER OF THE EXECUTIVE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EMPLOYEE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, THE FOLLOWING CLAIMS:

(i)    ANY AND ALL CLAIMS FOR WRONGFUL DISCHARGE OF EMPLOYMENT; BREACH OF CONTRACT, BOTH EXPRESS AND IMPLIED; BREACH OF THE COVENANT OF GOOD FAITH AND FAIR DEALING, BOTH EXPRESS AND IMPLIED; NEGLIGENT OR INTENTIONAL INFLICTION OF EMOTIONAL DISTRESS; NEGLIGENT OR INTENTIONAL MISREPRESENTATION; NEGLIGENT OR INTENTIONAL INTERFERENCE WITH CONTRACT OR PROSPECTIVE ECONOMIC ADVANTAGE; AND DEFAMATION.

(ii)   ANY AND ALL CLAIMS FOR VIOLATION OF ANY FEDERAL STATE OR MUNICIPAL STATUTE, INCLUDING, BUT NOT LIMITED TO, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE CIVIL RIGHTS ACT OF 1991, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE AMERICANS WITH DISABILITIES ACT OF 1990, AND THE FAIR LABOR STANDARDS ACT;

(iii)  ANY AND ALL CLAIMS ARISING OUT OF ANY OTHER LAWS AND REGULATIONS RELATING TO EMPLOYMENT OR EMPLOYMENT DISCRIMINATION.

9.             GENERAL PROVISIONS

(a)           No Other Severance Benefits.  Except as specifically set forth in this Agreement, the Executive covenants and agrees that he shall not be entitled to any other form of severance benefits from the Company, including, without limitation, benefits otherwise payable under the Company’s regular severance policies, if any, in the event his employment hereunder ends for any reason and, except with respect to obligations of the Company expressly provided for herein, the Executive unconditionally releases the Company and its subsidiaries and affiliates, and their respective directors, officers, employees and stockholders, or any of them, from any and all claims, liabilities or obligations under any severance or termination arrangements of the Company or any of its subsidiaries or affiliates.

(b)           Tax Withholding.  All amounts paid to Executive hereunder shall be subject to all applicable federal, state and local wage withholding.

(c)           Notices.  Any notice hereunder by either party to the other shall be given in writing by personal delivery, or certified mail, return receipt requested, or (if to the Company) by telex or facsimile, in any case delivered to the applicable address set forth below:

(i)	To the Company:	UTStarcom, Inc.
1275 Harbor Bay Parkway
Alameda, CA 94502

Facsimile No: (510) 864-8802
Attention: General Counsel

	With a copy to:	Shearman & Sterling LLP
1080 Marsh Road
Menlo Park, CA 94025

Facsimile No: (650) 838-3699
Attn: Carmen Chang, Esq.

(ii)	To the Executive:	Philip Christopher
[address]
Facsimile. No: [(___)_________]

or to such other persons or other addresses as either party may specify to the other in writing.

(d)           Assignment: Assumption of Agreement.  No right, benefit or interest hereunder shall be subject to assignment, encumbrance, charge, pledge, hypothecation or setoff by the Executive in respect of any claim, debt, obligation or similar process.  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to assume expressly and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(e)           Amendment.  No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, modification, waiver or discharge is agreed to in writing and signed by the parties.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(f)            Severability.  If any term or provision hereof is determined to be invalid or unenforceable in a final court or arbitration proceeding, (i) the remaining terms and provisions hereof shall be unimpaired and (ii) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

(g)           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York (determined without regard to the choice of law provisions thereof).

(h)           Entire Agreement.  This Agreement contains the entire agreement of the Executive, the Company and any predecessors or affiliates thereof with respect to the subject matter hereof and all prior agreements and negotiations, including, without limitation, the Existing Employment Agreement, are superseded hereby as of the date of this Agreement.

(i)            Counterparts.  This Agreement may be executed by the parties hereto in counterparts, each of which shall be deemed an original, but both such counterparts shall together constitute one and the same document

IN WITNESS WHEREOF, the parties have executed this Agreement, effective as of the day and year first written above.

UTSTARCOM, INC.

By:	/s/ Hong Liang Lu
Name:
Title:

EXECUTIVE

/s/ Philip Christopher
Philip Christopher

EXHIBIT A

RELEASE AGREEMENT

THIS RELEASE AGREEMENT (the “Release”) is made as of this [DATE], by and between Philip Christopher (the “Executive”), and UTStarcom, Inc. (the “Company”).  In consideration of the mutual agreements set forth below, the Executive and the Company hereby agree as follows:

1.             General Release of Claims Against the Company.  For good and valuable consideration, including the payments and benefits set forth in the Employment Agreement dated June 11,2004 between the Company and the Executive (the “Employment Agreement”), of which this Release forms a part, the Executive hereby knowingly, voluntarily, and willingly releases, discharges, and covenants not to sue the Company and its direct and indirect parents, subsidiaries, affiliates and related companies, past and present, as well as each of its and their directors, officers, employees, agents of the foregoing, representatives, advisers, attorneys, trustees, insurers, assigns, successors, and agents, past and present (collectively hereinafter referred to as the “Released Parties”), from and with respect to any and all actions, claims, or lawsuits, whether known or unknown, suspected or unsuspected, in law or in equity, which the Executive, and his heirs, executors, administrators, successors, assigns, dependents, descendants, and attorneys ever had, now have, or hereafter can, shall or may have against the Released Parties as of the date of the execution of this Release, including, but not limited to, any claim arising under any U.S.  federal, state or local law or ordinance, any tort, any employment contract, express or implied, any public policy waivable by law, or arising under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1866, as amended, the Equal Pay Act, as amended, the Americans with Disabilities Act, as amended, the Family And Medical Leave Act, as amended, the Employee Retirement Income Security Act, as amended, the Civil Rights Act of 1991, as amended, the Rehabilitation Act of 1973, as amended, the Older Workers Benefit Protection Act, as amended, the Worker Adjustment Retraining and Notification Act, as amended, the Fair Labor Standards Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the New York State Human Rights Law, as amended, New York Labor Act, as amended, New York Equal Pay Law, as amended, New York Civil Rights Law, as amended, New York Rights of Persons With Disabilities Law, as amended, New York Equal Rights Law, as amended, and any other discrimination or fair housing law, if applicable, claims for individual relief under the Sarbanes-Oxley Act of 2002 (the “S-O Act”) (other than Section 806 of the S-O Act), and all claims for invasion of privacy, defamation, intentional infliction of emotional distress, injury to reputation, pain and suffering, constructive and wrongful discharge, retaliation, wages, monetary or equitable relief, and any and all claims for salary, bonus, severance pay, pension, vacation pay, life insurance, health or medical insurance, or any other fringe benefits, other than the payment and benefits provided for in or in accordance with the Employment Agreement.

2.             Waiver.  The Executive acknowledges that he may hereafter discover claims or facts in addition to or different from those which he now knows or believes to exist with respect to the subject matter of this Release and which, if known or suspected at the time of executing this Release, may have materially affected this Release or his decision to enter into it.  Nevertheless, the Executive hereby waives any right, claim, or cause of action that might arise as a result of such different or additional claims or facts.

3.             ADEA Release.  In recognition of the consideration provided in the Employment Agreement, the Executive hereby releases and discharges the Released Parties from any and all claims, actions and causes of action that he may have against the Released Parties arising under the U.S.  Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”).  The Executive acknowledges that he understands that ADEA is a federal statute that prohibits discrimination on the basis of age in employment, benefits and benefit plans.

By signing this Release, the Executive hereby acknowledges and confirms the following:

(a)           The Executive is providing the release and discharge set forth in this Release in exchange for consideration in addition to anything of value to which he is already entitled.

(b)           The Executive was hereby advised by the Company in writing to consult with an attorney of his choice prior to signing this Release and to have such attorney explain to his the terms of this Release including, without limitation, the terms relating to his release of claims arising under the ADEA.

(c)           The Executive has read this Release carefully and completely and understands each of the terms thereof.

(d)           The Executive is aware that he has twenty-one (21) days in which to consider the terms of this Release, which the Executive has knowingly and voluntarily waived by accepting the terms of the offer as described herein.  For a period of seven (7) days following his acceptance hereof, the Executive has the right to revoke the release contained in this Section 3 (the “Revocation Period”) commencing immediately following the date he signs and delivers this Release to the Company.  The Revocation Period shall expire at 5:00 p.m. New York City time on the last day of the Revocation Period; provided, however, that if such seventh day is not a business day, the Revocation Period shall extend to 5:00 p.m. on the next succeeding business day.  No such revocation by shall be effective unless it is in writing and signed by the Executive and received by the Company prior to the expiration of the Revocation Period.

4.             No Release for Indemnification Rights.  Anything to the contrary in this Release notwithstanding, this Release shall not release any claims for indemnification in accordance with applicable laws and applicable corporate governance arrangements of the Company in accordance with their terms as may be in effect from time to time.

5.             Choice of Law.  This Release and the rights and obligations of the parties hereunder shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to principles of conflict of laws.

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IN WITNESS WHEREOF, the Company and the Executive, intending to be legally bound, have executed this Release on the day and year first above written.

UTSTARCOM, INC.

By:
Name:
Title:

EXECUTIVE

Philip Christopher

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